Exhibit 99.1

CUSIP# 678046 10 3

NYSE Amex: BQI

News Release

DATE: April 7th, 2009

Oilsands Quest Announces Board of Directors Appointment

Calgary, Alberta – April 7th , 2009 --Oilsands Quest Inc. (NYSE Amex: BQI) announces the appointment of Ronald Blakely, formerly a senior executive with Royal Dutch Shell PLC, to its Board of Directors, effective immediately.

Mr. Blakely is an experienced executive, who has 38 years with Shell companies including 15 years in an executive capacity. His experience in the global energy business, as well as global capital markets will provide significant and valuable contributions to the Board. Some of his career highlights with Shell include:

•	Recently retired as Executive Vice President Finance, Global Downstream, Royal Dutch Shell PLC (London),
•	Served as Chief Financial Officer of Shell Canada Limited (Calgary),
•	Served as Vice President Human Resources & Public Affairs, Shell Canada Limited (Calgary),
•	Served on the Board of Motiva, a US refining and marketing joint venture with Saudi Aramco and several other joint venture boards,
•	Other capacities including Finance function appointments in the US, Canada & UK.

“We are extremely pleased that Mr. Blakely will be joining the Board. Mr. Blakely’s experience and expertise will enhance the capacity of the Board. He has an intimate knowledge of both the Canadian and international oil and gas business, and in particular he has a thorough understanding of the US refining market and its capacity for and fit with Canadian bitumen supplies” said T. Murray Wilson, Executive Chairman of Oilsands Quest.

“We are indeed fortunate to have Mr. Blakely join our Board at this important point in Oilsands Quest’s development,” said Christopher Hopkins CEO of Oilsands Quest. “His global financial experience and his depth of understanding of our business will contribute to and enhance our Board’s effectiveness.”

About Oilsands Quest

Oilsands Quest Inc. (www.oilsandsquest.com) is aggressively exploring Canada's largest holding of contiguous oil sands permits and licences, located in Saskatchewan and Alberta, and developing Saskatchewan's first global-scale oil sands discovery. It is leading the establishment of the province of Saskatchewan's emerging oil sands industry.

For more information:

Paul K. O’Donoghue, MBA

Vice President, Investor Relations and Corporate Planning

Email: ir@oilsandsquest.com

Investor Line: (403) 263-1623